Exhibit (c)(3)

Presentation to the Board of Directors

Project Tuscany

October 22, 2003

Project Tuscany

Table of Contents

Section
1	Process Update

2	Review of Preliminary Projections

3	Preliminary Valuation Analysis

A	Analysis of Comparable Public Companies

B	Precedent M&A Transaction Analysis

C	Discounted Cash Flow Analysis

4	Illustration of Potential Transaction

Appendices

A	Food & Drug Retailing Trading Multiples

B	Discounted Cash Flow and WACC Analysis

C	Overview of Financial Sponsors

Section 1

Process Update

Process Update

Bear Stearns is pleased to provide an update to the Board of Directors of Tuscany regarding events since we last met with the Board on May 8, 2003.

•       Pursuant to directions from the Board of Directors, in mid-June we began contacting a targeted group of financial sponsors to solicit their preliminary interest in a possible transaction involving the Company.

•     KKR

•     Oak Hill

•     Texas Pacific Group

•     Willis Stein & Partners

•     Apollo Management (brought into the process in September)

•     Cypress Group (brought into the process in September)

•       The sponsors were provided with a set of preliminary projections that reflected those shared with the Board in May, adjusted for changes in New York Medicaid reimbursement rates and New York state taxes.

•       We received verbal, preliminary indications of interest in early July, as summarized below.

•     KKR indicated that it believed the stock was fully valued and declined further interest in a potential transaction.

•     The premiums shown below are based on Tuscany’s closing stock price on July 3rd of $14.25.

Financial Sponsor	Indicated Purchase Price Range		Premium to 7/3/03 Price			Multiple of LTM (3/29/03) EBITDA
Oak Hill	$18.00– $	20.00	26.3	%–	40.4%	7.3	x–	7.8x
Texas Pacific Group	18.50–	20.00	29.8	–	40.4	7.4	–	7.8
Willis Stein & Partners	19.00–	21.00	33.3	–	47.4	7.6	–	8.1

•       On July 24th, the Company released Q2 earnings and revised guidance downward for fiscal 2003, reflecting estimates that were below the preliminary projections distributed to the sponsors in mid-June.

Fiscal 2003E Projections

	($ in millions, except per share data)
	Revised Guidance (7/24/03)	Distributed to Sponsors (6/16/03)	Presented to Board (5/8/03)
Sales	$1,410–$1,420	$1,441	$1,442
EBITDA	$90	$101	$103
E.P.S.(1)	$0.80–$0.90	$1.10	$1.25

•       As a result of the updated outlook for 2003, in mid-August, we provided a revised set of preliminary management projections for  2003E to 2007P to the three financial sponsors still in the process.

•     In addition, after learning of KKR’s decision to withdraw from the process, it was decided that two other private equity firms, Apollo Management and Cypress Group, should be contacted.

•     Apollo expressed interest and was provided with the revised projections.

•     Cypress Group declined interest after reviewing public documents.

•       During September, the four remaining interested parties attended management presentations, at which they were able to discuss the business and financial outlook with Tony Cuti and John Henry.

•     Subsequent to these meetings, the four parties were provided with some follow-up information, including store-by-store data on new locations opened since 1999.

(1)    Excludes $0.02 in debt extinguishment costs.

•       On October 6th, the Company publicly disclosed sales for Q3 and revised earnings guidance downward for fiscal 2003, below the projections distributed to sponsors in mid-August.

Fiscal 2003E Projections

	($ in millions, except per share data)
	Revised Guidance (10/6/03)	Distributed to Sponsors (8/18/03)	Distributed to Sponsors (6/16/03)
Sales	$1,389–$1,394	$1,411	$1,441
EBITDA	$79–$82	$89	$101
E.P.S.(1)	$0.57–$0.63	$0.80	$1.10

•       Following this disclosure, Bear Stearns requested that the four financial sponsors provide updated preliminary, verbal indications of interest during the week of October 13th.

•     Oak Hill has indicated that its preliminary range shown below reflects the change of control payments that would be triggered in the event of a transaction, estimated at approximately $50 million (approximately $2.00 per share).

•     The other sponsors are aware that there will be sizable payments triggered, but did not specifically highlight that their preliminary indications are “net” of these costs.

Financial Sponsor	Indicated Purchase Price Range		Premium to Recent Price ($13.65)			Multiple of 2003E EBITDA(2)
Apollo Management	Mid-Teens (Assumed $14.00–$16.00)		2.6	%–	17.2%	7.8	x–	8.4x
Oak Hill	$16.00–	$18.00	17.2	–	31.9	8.4	–	9.1
Texas Pacific Group(3)	14.50–	17.50	6.2	–	28.2		8.0
Willis Stein & Partners	16.00–	17.00	17.2	–	24.5	8.4	–	8.8

(1)   Excludes $0.02 in debt extinguishment costs.

(2)   Assumes 2003E EBITDA of $80.0 million and estimated net debt of $282.2 million, per management.

(3)   Texas Pacific Group indicated that it is willing to pay 8.0x the run-rate EBITDA of the Company.  The price range shown assumes run-rate EBITDA between $80 million and $90 million.

•       Bear Stearns is prepared to discuss these preliminary indications of interest with the Board of Directors, and has prepared presentation materials focused on the following topics.

•     Review of business outlook and projections.

•     Preliminary assessment of valuation.

Section 2

Review of Preliminary Projections

Summary of Management Projections

The following table summarizes management’s projections for 2003E to 2008P, which have been updated to reflect the revised outlook for fiscal 2003E.

•       Fiscal 2003E reflects the low-end of publicly disclosed management guidance.

	($ in millions, except per share data)
	Historical Fiscal Years				Projected Fiscal Years
	2000A	2001A	2002A	2003E	2004P	2005P (53 wks)	2006P	2007P	2008P	2003E-2008P CAGR
Income Statement Data
Total Sales	$1,000.1	$1,143.6	$1,274.5	$1,389.4	$1,516.6	$1,695.6	$1,812.8	$1,969.8	$2,137.4	9.0%
EBITDA (FIFO)	101.4	102.1	104.7	79.4	96.0	113.9	122.3	133.6	145.9	12.9
E.P.S.	$1.23	$1.20	$1.28	$0.57	$0.85	$1.09	$1.17	$1.35	$1.57	22.5

Growth and Margins
Sales Growth	19.1%	14.3%	11.4%	9.0%	9.2%	11.8%	6.9%	8.7%	8.5%
Comparable Growth	7.3	6.3	4.8	3.3	5.4	5.0	5.1	5.2	5.3
EBITDA Margin	10.1	8.9	8.2	5.7	6.3	6.7	6.8	6.8	6.8
E.P.S. Growth	NM	(2.5)	6.8	(55.5)	49.6	27.6	7.3	15.5	16.4

Cash Flow Data
Capital Expenditures	$29.8	$41.0	$47.6	$40.0	$37.0	$37.0	$37.0	$37.0	$37.0
Free Cash Flow(1)	(10.6)	(22.3)	(18.0)	(13.4)	4.0	19.7	19.6	20.8	28.6
Total Debt	353.0	247.2	269.7	282.2	278.2	258.5	238.8	220.5	201.0

Store Data
Net New Stores	23	28	28	15	17	17	17	17	17
End of Period Stores	172	200	228	243	260	277	294	311	328

Note:  Excludes non-recurring charges, extraordinary charges and cumulative effect of changes in accounting principles.

(1)   Defined as cash flow from operating activities less cash flow from investing activities.

Wall Street Analyst Expectations

Fiscal 2004 earnings estimates of selected equity research analysts range from $0.70 to $0.98, as compared to management’s projection of $0.85.

	E.P.S.
	2003E	2004P	Rating	Selected Comments
Company	$0.57–$0.63	$0.85	—	—
Banc of America	$0.58	$0.85	Buy

•    Anticipated that sales would remain under pressure, however, unanticipated margin contraction drove the earnings reduction vs. our estimate.

•    Reiterate “Buy” rating predicated on improved economy in 2004, but the timing of recovery and acceleration in earnings remain uncertain.

Goldman Sachs	0.60	0.75	Outperform	• Latest reduction in guidance particularly disappointing. • Maintain “Outperform” rating on attractiveness of NY market and earnings upside in a sustained recovery.
JP Morgan	0.57	0.98	Neutral	• Earnings visibility is difficult. • Struggles appear to be somewhat company-specific. • Stock appears too expensive.
Merrill Lynch	0.55	0.70	Sell	• Magnitude of Q3 E.P.S. shortfall is concerning. • Very little to be optimistic about and this may not be last of earnings warnings. • Stock is more expensive than CVS, only “Buy” in sector.
Robinson Humphrey	0.60	0.80	Underweight	• Visibility remains difficult with no indication of when things will improve. • Suspect problems may be increasingly company-specific. • Shares still seem expensive.

Sales Trends vs. Comparable Companies

Other drugstore chains have shown greater improvement in front-end same store sales growth in the first three quarters of 2003.

•       Tuscany’s pharmacy comps have improved throughout the year and are consistent with CVS and ahead of Rite-Aid.

•       However, as Tuscany derives a larger percentage of its business in the front-end, its sales and earnings are particularly sensitive to the challenging economic environment in New York City.

	Tuscany	CVS	Rite Aid	Walgreens
Q1:
Front-end	(2.0%)	(2.7%)	1.5%	0.8%
Rx	6.4	7.1	6.8	13.3

Q2:
Front-end	(0.4%)	1.4%	1.8%	3.2%
Rx	8.0	7.5	5.7	11.5

Q3:
Front-end	(1.1%)	1.9%	4.3%	4.1%
Rx	8.6	8.5	6.8	13.6

Note:  Walgreens represents calendar quarter ended for comparability to peers.

Section 3

Preliminary Valuation Analysis

Summary of Preliminary Valuation Ranges

Bear Stearns used various valuation methodologies to derive a preliminary valuation range for Tuscany.

•       The preliminary valuation ranges illustrated below do not include the potential impact of change of control or other off-balance sheet obligations, estimated by the Company to total approximately $50 million, or approximately $2.00 per share.

Implied Preliminary Valuation Ranges

Section 3-A

Analysis of Comparable Public Companies

Comparison of Drug Retailing Trading Multiples

Tuscany is trading at a CY2004 P/E multiple greater than that of CVS, based on First Call consensus estimates.

Price/CY2004E E.P.S.

Source of E.P.S. estimates:  First Call.  Reflects stock prices as of October 20, 2003.

Comparison of Drug Retailing Trading Multiples (cont.)

Tuscany is trading near CVS on an enterprise value to 2003E EBITDA basis.

•       We believe that multiples of 2003E EBITDA are most relevant for valuing Tuscany given the projected decline from LTM (6/28/03) levels.

Enterprise Value/EBITDA

LTM EBITDA

($ in millions)

2003E EBITDA(1)

(1)   Source of EBITDA estimates:  Wall Street equity research except Tuscany which is based on management guidance of $80 million.  Reflects stock prices as of October 20, 2003.

Historical Drugstore Valuation Trends

As part of our preliminary assessment of Tuscany’s valuation, we have considered trailing EBITDA multiples in the industry for the past five years.

•       Tuscany’s current EV/LTM EBITDA multiple of 7.0x compares to its average of 10.2x since its IPO.

Historical EV/LTM EBITDA Multiples 1998–2003 YTD

Sources: Company press releases, public filings, First Call and FactSet.

Preliminary Valuation Considerations

Tuscany’s valuation relative to its peers and its prior trading levels should be considered in the context of certain Company-specific factors.

•       Geographic concentration increases risk profile of Tuscany vs. other operators, a fact highlighted by numerous events over the past several years.

•     September 11th and Wall Street correction uniquely impacted Tuscany’s business vs. non-New York focused operators.

•     Events such as the August blackout and harsh winter weather impact one-market operators such as Tuscany more materially than geographically diversified operators.

•     Changes in state tax laws and Medicaid reimbursement rates also disproportionately affect one-market operators.

•       Earnings disappointments and numerous revisions to guidance have resulted in investor and analyst skepticism.

•     Fiscal 2002 guidance was ultimately lowered to $1.28—$1.31 from $1.64—$1.68 at the start of the year.

•     Fiscal 2003 guidance has been revised from $1.40—$1.50 disclosed in January to $0.57—0.63 disclosed in October.

Fiscal Year Guidance Revisions

	Fiscal 2002 Guidance				Fiscal 2003 Guidance
	At Q1 2002	At Q2 2002	At Q3 2002	At 1/21/03	At 1/21/03	At Q1 2003	At Q2 2003	At 10/6/03
E.P.S.(1)	$1.64–$1.68	$1.45–$1.55	$1.43–$1.46	$1.28–$1.31	$1.40–$1.50	$1.25–$1.35	$0.80–$0.90	$0.57–$0.63

Total Comps	NA	6.0–7.5%	5.0–6.0%	NA	5.0–7.0%	4.0–5.5%	3.5–4.5%	2.8–3.0%

(1)   Fiscal 2003 guidance at Q2 and at October 6, 2003 excludes $0.02 in debt extinguishment costs.

•       Higher percentage of sales from front-end creates greater cyclicality risk vs. comparables.

•     While margins are higher, growth is slower, more cyclical and more sensitive to competition from multiple channels.

•     By 2007, management’s projections indicate Tuscany will derive approximately 51% of sales from the front-end vs. approximately 30% for Walgreens and CVS.

•       Growth is increasingly dependent on new stores outside core Manhattan market, which stores have on average generated lower volumes and store contribution margins.

•     Reflects a number of factors, including different competitive landscapes and different market dynamics such as lower population densities.

•     We also note that the economic climate has been very challenging in the last several years during which Tuscany opened many of its non-Manhattan locations.

Comparison of Stores Opened in 1999—2001

	($ in millions)
	Average Sales per Store				Average Store Contribution %
	Yr. 1	Yr. 2	Yr. 3	Yr. 4	Yr. 1	Yr. 2	Yr. 3	Yr. 4
Manhattan (#)
1999 (15)	$2.2	$5.0	$5.8	$6.6	(9.0)%	10.3%	10.6%	10.6%
2000 (12)	3.1	6.5	7.2	7.6	12.7	13.3	13.5	12.8
2001 (12)	1.8	4.4	4.8	—	1.9	3.8	3.7	—

Outer Boroughs (#)
1999 (6)	$2.2	$4.5	$5.1	$5.3	(26.0)%	8.8%	9.4%	9.8%
2000 (6)	1.6	4.6	5.4	5.7	3.1	6.5	7.2	5.4
2001 (11)	2.0	4.4	4.7	—	3.2	5.0	6.2	—

Suburbs (#)
2000 (3)	$0.7	$2.5	$3.2	$3.5	(19.5)%	(6.9)%	(0.4)%	3.7%
2001 (7)	1.1	2.7	3.0	—	(4.3)	(4.0)	(0.1)	—

•       In addition to these Company-specific considerations, we believe certain industry issues have likely adversely impacted valuations for the sector as a whole.

•     Continued pressures on Medicaid and other third party (PBM) reimbursement rates.

•     Uncertainty regarding impact of potential Medicare reform.

•     Intensifying competition from mail order and supermarkets/mass retailers.

•     Unknown impact of Canadian re-importation.

•     Ongoing pharmacist shortage.

Comparable Company Analysis Preliminary Valuation Range

We have derived a preliminary valuation range based on 2004P P/E multiples and 2003E EBITDA multiples.  This analysis suggests a preliminary valuation range for the Company of $7.50 to $14.50 per share.

•       Given the disparity between the First Call consensus E.P.S. estimate and management’s E.P.S. estimate for 2004P, we have applied the relevant multiple range to both sets of projections.

	($ in millions, except per share data)
	Preliminary Valuation— Management Projections				Preliminary Valuation—First Call
	Low		High		Low		High
Forward P/E Multiples:
Fiscal Year E.P.S. (2004P)	$0.85		$0.85		$0.76		$0.76
Relevant Multiple Range	10.0	x	16.0	x	10.0	x	16.0	x

Implied Stock Price	$8.50		$13.50		$7.50		$12.25

Current Year EBITDA Multiples:
2003E EBITDA	$80.0		$80.0
Relevant Multiple Range	6.0	x	8.0	x
Implied Enterprise Value	$480.0		$640.0
Less: Est. Net Debt at 12/03	282.2		282.2
Implied Equity Value	$197.8		$357.8

Implied Stock Price(1)	$8.25		$14.50

(1)   Based on 24.0 million basic shares and net options calculated assuming 2.5 million total options outstanding with a weighted average exercise price of $13.42.

We have also considered how the Company may be valued in one year and in three years based on management’s projections.  Discounting the derived valuations back to fiscal year end 2003 yields a preliminary valuation range for the Company of $9.50 to $19.75 per share.

	($ in millions, except per share data)
	Valuation at FYE 2004—Management				Valuation at FYE 2006—Management
	Low		High		Low		High
Forward P/E Multiples:
Forward FY E.P.S. (2005P, 2007P)	$1.09		$1.09		$1.35		$1.35
Relevant Multiple Range	10.0	x	16.0	x	10.0	x	16.0	x
Implied Stock Price	$10.90		$17.44		$13.50		$21.60

Value Today(1)	$9.50		$15.25		$9.25		$14.75

EBITDA Multiples:
Current Year EBITDA (2004P, 2006P)	$96.0		$96.0		$122.3		$122.3
Relevant Multiple Range	6.0	x	8.0	x	6.0	x	8.0x
Implied Enterprise Value	$575.7		$767.6		$733.9		$978.6
Less: Est. Net Debt at 12/04, 12/06	278.2		278.2		238.8		238.8
Implied Equity Value	$297.6		$489.5		$495.1		$739.8
Implied Stock Price(2)	$12.12		$19.66		$19.87		$29.11

Value Today(1)	$10.75		$17.25		$13.50		$19.75

(1)   For valuation at FYE 2004 and 2006, the implied stock price is discounted back to December 2003 at the Company’s estimated cost of equity of 13.7% as calculated by the Capital Asset Pricing Model.

(2)   Based on 24.0 million common shares and net options calculated assuming 2.5 million total options outstanding with a weighted average exercise price of $13.42.

Section 3-B

Precedent M&A Transaction Analysis

Precedent M&A Transaction Preliminary Valuation Range

Based on precedent M&A transactions in the industry, our analysis suggests a preliminary valuation range for the Company of approximately $9.75 to $19.25 per share.

•       There have been a limited number of large, recent acquisitions in the drugstore industry.

•       As M&A multiples typically reflect the market environment at the time of a given transaction, our range reflects current M&A and equity market conditions.

•       We have also considered multiples implied by speculation regarding JCPenney’s potential sale of its Eckerd drugstore business, though we note that the chain faces significant operational challenges.

•       Given the projected decline in 2003E EBITDA, we have used 2003E EBITDA as a proxy for an LTM figure.

	($ in millions)
	Range of EBITDA Multiples
	6.5x	7.0x	7.5x	8.0x	8.5x	9.0x	9.5x
2003E EBITDA	$80.0	$80.0	$80.0	$80.0	$80.0	$80.0	$80.0
Implied Enterprise Value	$520.0	$560.0	$600.0	$640.0	$680.0	$720.0	$760.0
Less: Est. Net Debt at 12/03	282.2	282.2	282.2	282.2	282.2	282.2	282.2
Implied Equity Value	$237.8	$277.8	$317.8	$357.8	$397.8	$437.8	$477.8

Equity Value per Share(1)	$9.75	$11.40	$13.00	$14.50	$16.25	$17.75	$19.25

(1)   Based on 24.0 million common shares outstanding and 2.5 million total options outstanding at a weighted average exercise price of $13.42.

Selected Drugstore M&A Transactions

Jean Coutu Group’s purchase of 80 stores from Osco in December 2001 was the last significant acquisition in the sector.

•       Recent activity has more commonly involved larger operators acquiring independents and smaller chains.

	($ in millions)
Announcement Date	Acquiror	Target	Transaction Value	LTM EBITDA Multiple		Rationale
12/06/01	Jean Coutu Group	80 Osco Stores	$240	10.6	x	Expand Brooks Pharmacy business in Northeast
11/18/99	KKR-led Investor Group	Shoppers Drug Mart	1,766	7.6		Establish #1 market share in Canada
10/12/99	Katz Group	Snyder Drug Stores	NA	NA		Platform for entry into the U.S. drugstore market
09/15/99	Longs Drug Stores	38 Rite-Aid Stores	186	NA		Expand market share in Northern California
11/24/98	JC Penney	Genovese Drug Store	492	13.8		Enter New York metropolitan market
02/09/98	CVS	Arbor Drugs	1,391	18.5		Establish presence in the Detroit metropolitan area
06/27/97	Rite Aid	K&B Drugs/Harco	340	12.0		Increase market share in the South
06/07/97	DLJ Merchant Banking	Duane Reade	350	9.4		Significant market share in #1 U.S. market
01/27/97	CVS	Revco DS	3,802	10.0		Increase presence in New England and Northeast
11/04/96	JC Penney	Eckerd	3,290	10.3		Solidify position in the Sun Belt
10/28/96	Revco D.S.	Big B	429	16.1		Gain significant presence in the southeastern U.S.
10/14/96	Rite Aid	Thrifty Payless	2,277	9.3		Establish presence on West Coast
07/10/96	Thrift Drug (JC Penney)	Fay’s	345	10.4		Expand JC Penney’s Thrift Drug chain
12/27/94	Rite Aid	Perry Drug Stores	219	8.0		Establish presence in the Detroit metropolitan area
04/04/94	Revco DS	Hook-SupeRx	598	7.0		Increase market penetration and expand territory

	Average			11.0	x
	Median			10.0

Potential Sale of Eckerd by JCPenney

JCPenney is evaluating potential strategic alternatives for its Eckerd drugstore chain, with a decision expected by year-end.

•       It has recently been disclosed that JCPenney is conducting an auction to determine what a potential buyer may be willing to pay for Eckerd.

•       Speculation by equity research analysts and other industry observers has suggested that the chain could fetch between $3.5 billion and $5.0 billion.

•       Eckerd, the fourth largest drugstore chain in the U.S., generated LTM sales and EBITDA of $14.8 billion and $692 million, respectively.

•       An assumed range of purchase prices from $3.5 billion to $5.0 billion implies multiples of LTM EBITDA of 5.1x to 7.2x.

•     Using 2003E EBITDA, the implied multiple range is 5.5x to 7.8x.

	($ in millions)
	Range of Potential Purchase Prices
Implied EBITDA Multiples:	$3,500		$4,000		$4,500		$5,000
LTM 7/26/03 ($692)	5.1	x	5.8	x	6.5	x	7.2	x
2003E ($641)	5.5		6.2		7.0		7.8

(1)   Wall street research estimates.

Section 3-C

Discounted Cash Flow Analysis

Preliminary Discounted Cash Flow Analysis

A DCF analysis of the projections distributed in August implies a preliminary valuation range for Tuscany of $13.25 to $22.75 per share, depending on the assumed EBITDA terminal multiple and Weighted Average Cost of Capital (WACC).

Implied Equity Value Per Share

	Trailing EBITDA Terminal Multiple
WACC	6.0x	6.5x	7.0x	7.5x	8.0x
9.0%	$15.49	$17.34	$19.13	$20.92	$22.72
9.5	14.92	16.76	18.51	20.26	22.02
10.0	14.36	16.17	$17.91	19.62	21.33
10.5	13.82	15.59	17.32	18.99	20.67
11.0	13.30	15.03	16.74	18.39	20.02

Implied Perpetual Growth Rate of Normalized FCF(1)

	Trailing EBITDA Terminal Multiple
WACC	6.0x	6.5x	7.0x	7.5x	8.0x
9.0%	4.6%	4.9%	5.2%	5.4%	5.6%
9.5	5.0	5.4	5.6	5.9	6.1
10.0	5.5	5.8	6.1	6.4	6.6
10.5	6.0	6.3	6.6	6.9	7.1
11.0	6.5	6.8	7.1	7.3	7.6

(1)   Defined as Terminal Value * WACC - FCF / Terminal Value + FCF.  The implied perpetual growth rate is used to check the reasonableness of the EBITDA Terminal Multiple assumption.

Section 4

Illustration of Potential Transaction

Preliminary Transaction Summary

For purposes of assessing the credibility of the preliminary indications received from the four sponsors, we have preliminarily analyzed how a transaction may be structured.

•       Our preliminary analysis assumes maximum leverage of 5.25x Adjusted 2003E EBITDA ($85.0 million).

•     We have adjusted 2003E EBITDA of $80.0 million to account for an assumed $5 million for certain non-recurring items (black-out, legal costs, etc.) that could potentially be added back in the marketing of a potential debt financing.

•       We believe this is an aggressive capital structure, particularly when rents are factored in (implies Adjusted Debt/Adjusted EBITDAR(1) of 6.8x).

•       The following table illustrates potential returns to a sponsor based on management’s projections.

•     The preliminary analysis includes the impact of the estimated $50 million in change of control payments that would be payable in connection with a transaction.

Illustrative Sensitivity Analysis of Year-5 IRR

		($ in millions, except per share amounts)
		Purchase Price per Share/Implied 2003E EBITDA Multiple(2)
EBITDA Exit Multiple		$15.00/8.1x		$16.00/8.4x		$17.00/8.8x		$18.00/9.1x		$19.00/9.4x		$20.00/9.7x
8.0	x	21.6%		19.5%		17.6%		15.7%		14.1%		12.5%
8.5		23.9		21.8		19.8		18.0		16.3		14.7
9.0		26.1		23.9		21.9		20.0		18.3		16.7
9.5		28.2		25.9		23.9		22.0		20.2		18.6
10.0		30.1		27.8		25.7		23.8		22.0		20.4

Equity Required		$274.4		$299.4		$325.1		$351.5		$377.9		$404.4
% of Total Sources		38.2%		40.2%		42.2%		44.1%		45.9%		47.6%
Total Uses/2003E EBITDA(3)		9.0	x	9.3	x	9.6	x	10.0	x	10.3	x	10.6	x

(1)   Defined as total debt plus 8x rent expense divided by EBITDA plus rent expense.

(2)   Multiple shown is based on 2003E EBITDA of $80.0 million and excludes $50 million of estimated change in control payments.

(3)   Includes refinanced debt (excluding $1.5 million of assumed capital leases) of $280.6 million plus $20 million of estimated transaction expenses and $50 million of estimated change in control payments.

Appendices

Appendix A

Food & Drug Retailing Trading Multiples

Food and Drug Retailing Trading Multiples

The tables below provide additional valuation and financial data for publicly traded food and drug retailers.

U.S. Drug Retailers

	($ in millions, except per share data)
	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 10/20/03	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		CY2004 P/E(2)
CVS	$24,979	6.4	0.7x		6.4	$33.95	96.9%	$13,488	$14,029	8.7	x	15.8	x
Longs Drug Stores	4,447	3.4	1.3		(1.9)	22.35	94.0	838	964	6.3		21.0
Rite Aid	16,119	4.1	5.9		5.9	5.91	95.9	3,620	7,728	11.6		28.0
Tuscany	1,333	6.6	3.3		3.0	13.65	66.7	335	622	7.0		18.0
Walgreens	32,505	6.9	0.0		9.9	33.18	91.7	34,398	33,380	15.0		25.8

Average		5.5	2.2	x	4.7		89.0			9.7	x	21.7	x

Alternative Formats

	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 10/20/03	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		CY2004 P/E(2)
BJ’s Wholesale Club	$6,260	4.1	0.0	x	3.6	$25.39	96.2%	$1,796	$1,751	6.9	x	16.7	x
Costco	42,546	3.6	0.9		7.0	33.45	85.7	16,281	15,998	10.4		20.2
Wal-Mart	255,903	6.9	1.4		3.2	59.00	98.0	259,001	281,517	15.9		25.2
Whole Foods	3,036	8.7	0.6		7.6	57.17	91.9	3,860	3,745	14.2		29.8
Wild Oats	928	4.2	1.0		(0.1)	10.60	74.4	322	347	8.9		21.0

Average		5.5	0.8	x	4.3		89.2			11.3	x	22.6	x

(1)   Represents latest reported quarterly same store sales growth.

(2)   Source:  First Call consensus estimates.

U.S. Regional Food Retailers

	($ in millions, except per share data)
	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 10/20/03	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		CY2004 P/E(2)
A&P	$11,021	1.7	4.3	x	1.1	$6.45	54.4%	$249	$869	4.7	x	NM
Ingles Markets	1,973	6.2	5.3		2.8	9.98	82.5	228	815	6.6		NA
Marsh	1,649	3.0	4.4		(2.7)	10.99	80.1	88	286	5.7		NA
Pathmark	3,974	4.3	3.7		0.6	7.01	75.1	215	832	4.8		11.3x
Ruddick	2,714	6.7	1.1		1.7	16.33	94.8	757	833	4.6		11.7
Weis Markets	2,020	6.3	0.0		4.1	35.04	97.0	953	873	6.9		NA
Winn-Dixie	12,004	3.4	0.8		(6.6)	7.92	47.1	1,122	1,336	3.2		14.0

Average		4.5	2.8	x	0.1		75.9			5.2	x	12.3	x

U.S. Multi-Regional Food Retailers

	LTM Financial Data					Stock Price and Valuation Data
Company	Revenue	EBITDA Margin	Debt/ EBITDA		Same Store Sales Growth(1)	Stock Price 10/20/03	% of 52-week High	Market Cap.	TEV	TEV/LTM EBITDA		CY2004 P/E(2)
Ahold	$72,926	5.9	3.5	x	1.6	$9.19	62.3%	$8,557	$21,518	5.0	x	7.8	x
Albertsons	35,757	6.9	2.1		(0.9)	19.93	71.8	7,313	12,462	5.0		11.2
Delhaize Group	22,429	7.5	2.8		0.7	43.50	97.1	4,044	8,101	4.8		9.1
Kroger	52,783	6.9	2.2		(0.4)	17.95	91.1	13,631	21,406	5.9		11.0
Safeway	33,076	8.4	2.7		(0.9)	22.34	86.5	10,044	17,393	6.2		10.6

Average		7.1	2.7	x	0.0		81.8			5.4	x	9.9	x

(1)   Represents latest reported quarterly same store sales growth.  Ahold and Delhaize Group same store sales growth is for U.S. operations.

(2)   Source:  First Call consensus estimates.

Appendix B

Discounted Cash Flow and WACC Analysis

Free Cash Flow Analysis

The table below summarizes the calculation of free cash flows used to conduct the DCF.

Projected Cash Flows

		($ in millions)
		Projected Fiscal Years
		2004P	2005P	2006P	2007P	2008P
	Revenue	$1,516.6	$1,695.6	$1,812.8	$1,969.8	$2,137.4
	Annual Growth	9.2%	11.8%	6.9%	8.7%	8.5%
	FIFO EBITDA	$96.0	$113.9	$122.3	$133.6	$145.9
	Annual Growth	20.9%	18.7%	7.4%	9.2%	9.2%
	EBIT	$50.8	$62.2	$65.7	$74.0	$84.3
	Less: Unlevered Cash Taxes @ 44.0	(22.3)	(27.4)	(28.9)	(32.6)	(37.1)
	Plus: Changes in Net Deferred Taxes	1.6	2.1	2.3	2.6	3.1
	NOPAT	$30.1	$36.9	$39.0	$44.1	$50.3
	Annual Growth	NA	22.8%	5.7%	12.9%	14.1%
Plus:	Depreciation and Amortization(1)	$44.2	$50.6	$55.2	$57.9	$60.0
Less:	Capex/Lease Acquisitions/Customer Lists	(46.5)	(47.0)	(47.9)	(48.0)	(48.5)
	Changes in Working Capital	(18.4)	(14.8)	(20.6)	(26.5)	(26.0)
	Free Cash Flow to the Unlevered Firm (FCFF)	$9.4	$25.7	$25.7	$27.4	$35.7
	Annual Growth	NA	172.4%	(0.2)%	6.9%	30.0%

(1)   Includes non-cash charges.

Weighted Average Cost of Capital Calculation

Selected U.S. Drug Store Retailers

	($ in millions)
	Adjusted Equity Beta(1) (BE)		Cost of Equity(2)	WACC	Equity Value (E)	Total Debt (D)	Preferred Stock & Min. Interest (P)	Equity/ Enterprise Value	Total Debt, Pfd. & Minority Interest/ Enterprise Value	Unlevered Beta(3)
CVS	0.92	x	11.0	10.4	$13,488.1	$1,108.0	$0.0	92.4	7.6	0.88	x
Longs Drug	0.88	x	12.5	10.9	838.4	191.5	0.0	81.4	18.6	0.77
Walgreens	0.96	x	11.3	11.3	33,380.5	0.0	0.0	100.0	0.0	0.96

Overall Average(8)	0.92	x	11.6	10.9				91.3	8.7	0.93	x

Tuscany	0.97	x	13.7	9.0	$334.7	$288.9	$0.0	53.7	46.3	0.65	x

Assumptions
Pretax Cost of Debt (KD)	6.2%
Risk-Free Rate(RF)(5)	4.9
Equity Risk Premium (RM-RF)(6)	7.0
Size Premia (SP)(7)	2.1
Tax Rate (TR)	44.0

Actual Debt/Current EV	46.3
Cost of Equity	13.7
WACC	9.0

Weighted Average Cost of Capital(4)					Levered Cost of Equity(2)
Unlevered Beta		Target Debt/Enterprise Value			Target Debt/Enterprise Value
		20.0	30.0	40.0	20.0	30.0	40.0
0.60	x	10.1%	9.5%	9.0%	11.7%	12.1%	12.7%
0.70		10.7	10.1	9.6	12.5	13.0	13.7
0.80		11.3	10.8	10.2	13.3	13.9	14.6

Note:  Equity and enterprise values reflect stock prices as of October 20, 2003.

(1)   Source: Bloomberg.  Represents two year weekly Adjusted Beta compared to the S&P 500.

(2)    Cost of Equity = Risk-Free Rate (RF) + Equity Beta (BE) * Equity Risk Premium (RM - RF) + Size Premia (SP).

(3)   Unlevered Beta = BE / (1+ (D * (1-TR) + P) / E).

(4)   WACC = [RF + BE * (RM-RF) + SP) * E] + [KD * (1-TR) * D].  Assumes pretax cost of debt remains constant.

(5)   Risk-Free Rate based on interpolated 20-year U.S. Treasury Yield as of October 17, 2003.

(6)   Source: 2002 Ibbotson SBBI Yearbook.  Based on the differences of large company total arithmetic mean returns minus long-term government bond income returns from 1926-2001.

(7)   Cost of equity premia based on equity market capitalization.

(8)    Unlevered beta represents weighted average based on total capitalization.

Appendix C

Overview of Financial Sponsors

Description:	• Specializes in buyouts, distressed assets, turnarounds, corporate restructurings, special situations, acquisitions and industry consolidations of troubled companies.

Current Fund Size:	• $3.8 billion

Representative Investments:

•    Breuners Home Furnishings—markets home furnishings under the brand names Huffman Koos, Good’s furniture and Breuners throughout the U.S.

•    Clark Retail Enterprises—owns and operates convenience food stores and retail gasoline locations.

•    Dominick’s—operates supermarkets throughout the Chicago metro land area.

•    Food 4 Less Supermarkets—operates approximately 260 supermarkets tailored to specific communities throughout California and the Midwest.

•    General Nutrition—provides a range of nutritional products through its nutrition centers.

•    Rent-A-Center—operates franchised and company-owned merchandise stores offering a variety of rental products throughout the U.S. and Puerto Rico.

•    Vail Resorts—operates Vail, Breckenridge and Keystone ski resorts in Colorado.

Principal Contact:	• Peter Copses

Description:

•    Private equity arm of the Robert Bass family.

•    Invests through acquisitions, build-ups, recapitalizations, restructurings, strategic joint ventures and the purchase of minority stakes in a wide-range of industries.

Current Fund Size:	• $1.6 billion

Representative Investments:

•    Caribbean Restaurants—exclusive developer and operator of Burger King franchises in Puerto Rico and is the fourth largest franchisee of the restaurant chain.

•    Harvest Foods, Inc.—owner and operator of retail supermarkets in Arkansas.

•    Oreck Direct—manufacturer of premium vacuum cleaners and related products, with retail stores nationwide and in Canada.

•    Specialty Foods Corporation—manufactures and markets bakery products including bread, cookies, and other baked goods in the Midwestern and Western U.S.

•    TravelCenters of America—largest owner, operator and franchiser of full-service travel centers/truck stops in the U.S.

Principal Contact:	• Andy Nathanson

Description:

•    Finances turnarounds, management-led buyouts and recapitalizations.

•    Invests globally and prefers to act as sole or lead investor.

•    Industries of interest include communications equipment, telecommunications, industrial manufacturing, electronics, medical devices, healthcare, software, consumer and food services.

Current Fund Size:	• $4.0 billion

Representative Investments:

•    Bally Management—manufactures and wholesale distributes mainly premium priced shoes, as well as accessories and apparel.

•    Burger King—fast food restaurant chain currently serving approximately 11 million customers daily.

•    Del Monte Foods Company—producer and distributor of branded, consumer grocery products.

•    J. Crew Group—apparel catalog, mail order and retailer, with approximately 180 retail and factory outlets in the U.S.

•    Petco Animal Supplies, Inc.—retailer of pet food, supplies and services with 600 stores throughout the U.S.

Principal Contact:	• Jonathan Coslet

Description:

•    Specializes in acquiring and building middle-market companies focused in the media, business services, information technology, telecommunications, manufacturing, consumer and health care industries.

•    Typically invests in transactions valued at between $75 million and $750 million.

Current Fund Size:	• $1.8 billion

Representative Investments:

•    Roundy’s, Inc.—owns and operates 111 retail grocery stores primarily located in Wisconsin and Minnesota.

•    National Veterinary Associates—owns and operates a network of companion animal veterinary practices and hospitals throughout the U.S.

Principal Contact:	• Avy Stein